EXHIBIT 4.5


DLCCAPITAL GROUP, LLC
--------------------------------------------------
4400 Route 9 South, Suite 1000, Freehold, NJ 07728

                                                              October 27th, 2005

Mike Pagnano
World Golf League, Inc.
2139 West State Road 434
Longwood, FL 32779

Dear Mike,

     We hereby propose to amend the terms of the Securities Purchase Agreement, Convertible Debenture, Warrant Agreement and Registration Rights Agreement, dated as of October 13, 2005, to change the number of warrants issuable pursuant to the Warrant Agreement from 500 million to 200 million. In addition, we propose to amend the exercise price of the warrants from "the lesser of (i) $0.25, or (ii) 70% of the average of the 5 lowest Volume Weighted Average Prices during the 20 Trading Days prior to exercise date" to "$0.0015."

     If this proposed amendment to the terms of the Offering is acceptable to you, please execute below.

                              Very truly yours,

                              DLC CAPITAL GROUP, LLC


                              By:     /s/ JOSEPH FIERRO
                                      -----------------
                                      Joseph Fierro, Chief Executive Officer
Agreed to and Accepted:
WORLD GOLF LEAGUE, INC.


By:     /s/ MICHAEL PAGNANO
        -------------------
        Michael Pagnano, President
        Dated:  October 27, 2005

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